CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 31, 2016, with respect to the audited consolidated financial statements of VinCompass Corp for the years ended February 29, 2016 and February 28, 2015. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

www.malonebailey.com
Houston, Texas
April 18, 2017